Exhibit 10.1

Agreement

Release Agreement

Santos Offshore Pty Ltd

ACN 005 475 589

Magellan Petroleum Australia Limited

ACN 009 728 581

Release Agreement

Date July 21, 2011

Between the parties	Santos Offshore Pty Ltd

ACN 005 475 589

of Santos Centre, Ground Floor, 60 Flinders Street

Adelaide, South Australia 5000

(Santos Offshore)

Magellan Petroleum Australia Limited

ACN 009 728 581

of 10th Floor, 145 Eagle Street

Brisbane, Queensland 4000

(Magellan Australia)

Background	Santos Offshore and Magellan Australia are parties to the Evans Shoal- Assets Sale Deed dated 25 March 2010 (which was subsequently amended by the Deed of Variation dated 31 January 2011 (Deed of Variation)) (ASD) pursuant to which Santos Offshore would sell and Magellan Australia would acquire certain interests in respect of the Evans Shoal JOA.

2	Santos Offshore and Magellan Australia are also parties to the Technical Services Agreement for Evans Shoal dated 25 March 2010 (which was also subsequently amended by the Deed of Variation) (TSA) pursuant to which Santos Offshore would provide certain services to Magellan Australia.

3	Pursuant to the terms of the ASD, Magellan Australia paid certain amounts into an escrow account (Escrow Account).

4	Completion has not occurred.

5	Pursuant to this agreement the parties agree to terminate the ASD and TSA and resolve all outstanding issues in relation to the ASD and TSA.

The parties agree

Release Agreement

1	Termination of ASD and TSA

(a)	With effect from the time on which the sum referred to in clause 2 shall be unconditionally received by Magellan Australia:

(1)	the ASD and TSA will be terminated with immediate effect;

(2)	each of Santos Offshore and Magellan Australia waives any right to object to the validity of the termination of the ASD referred to in clause 1(a)(1) whether on the basis that it was not in accordance with clause 6.1 or 6.2 of the ASD or for any other reason whatsoever;

(3)	each of Santos Offshore and Magellan Australia waives any right to object to the validity of the termination of the TSA referred to in clause 1(a)(1) whether on the basis that it was not in accordance with clause 21 of the TSA or for any other reason whatsoever;

(4)	each of Santos Offshore and Magellan Australia irrevocably and unconditionally releases and discharges the other (and each of their affiliates, officers, agents and directors, past and present) from any claim, action, demand, suit or proceeding for damages, debt, restitution, equitable compensation, account, injunction, specific performance or any other remedy that they may have, whether known or unknown, against the other arising out of or in connection with the ASD the TSA or the transactions contemplated under the ASD or the TSA, whether at common law (including tort), in equity, under statute or otherwise;

(5)	each of Santos Offshore and Magellan Australia shall not claim, sue or take any action against the other (or against any of their respective affiliates, officers, agents or directors, past or present) in respect of the matters from which it has released and discharged under clause 1(a)(4); and

(6)	each party irrevocably, unconditionally and fully indemnifies the other party and each of its affiliates, officers, agents and directors, past and present, against any Loss (including legal costs and expenses) that they incur, suffer or pay or may incur, suffer or pay arising from or in respect of any claim made against them in respect of the matters from which that party is released and discharged under clause 1(a)(4) by:

(A)	in the case of Santos Offshore, the Holding Company of Santos Offshore Pty Ltd or Santos Limited; and

(B)	in the case of Magellan Australia, the Holding Company of Magellan Australia or Magellan Petroleum Corporation.

(7)

Magellan Australia irrevocably, unconditionally and fully indemnifies Santos Offshore and each of its affiliates, officers, agents and directors, past and present, against any Loss (including legal costs

Release Agreement

2 Release of the Escrow Account sums

and expenses) that they incur, suffer or pay or may incur, suffer or pay arising from or in respect of any claim made against them in respect of the matters from which Santos Offshore is released and discharged under clause 1(a)(4) by Young Energy Prize s.a. (or its significant shareholders, affiliates, officers, agents and directors).

(b)	Nothing in this clause 1 shall prevent any party from commencing proceedings to enforce their rights under this agreement.

2	Release of the Escrow Account sums

(a)	Contemporaneously with the execution and delivery of this agreement each of Magellan Australia and Santos Offshore shall execute and deliver to the Escrow Agent an agreed form of instruction authorising the immediate release to Magellan Australia of A$10 million from the Escrow Account together with all interest in respect of A$10 million that has accrued thereon from the date of deposit of the A$10 million to the date of release of the A$10 million (Escrow Amount).

(b)	Magellan Australia undertakes to immediately notify Santos Offshore upon it receiving the Escrow Amount into its accounts.

3	General

3.1	Binding obligations

Except as otherwise provided, the parties agree that they intend their respective obligations under this agreement to be legally binding and enforceable.

3.2	Costs and expenses

Each party must pay its own legal costs and expenses for the negotiation, preparation and completion of this agreement.

3.3	Governing law and jurisdiction

(a)	This agreement is governed by the laws of South Australia.

(b)	Each party irrevocably submits to the exclusive jurisdiction of courts exercising jurisdiction in South Australia in respect of any proceedings arising out of or in connection with this agreement.

3.4	No admission of liability

Nothing in this agreement constitutes an admission of liability by any party to any other party.

Release Agreement

3 General

3.5	Confidentiality

Unless the parties otherwise agree in writing, the parties must keep the terms of this agreement and any ancillary matter relating to it confidential, except as required by law (and including without limitation as required by the rules of any applicable securities exchange or by any applicable regulatory authority) or as required to obtain legal or financial advice in relation to this agreement or to the matters contemplated by it.

3.6	Securities exchange and press releases

Other than the press release contained in Schedule 1, a party must not, and must ensure that none of its Related Bodies Corporate, (either, a Releasing Party) make any release to any applicable securities exchange or press release with respect to the terms of this agreement without:

(a)	the other party (Non Releasing Party) having been provided with a draft of the release and given a reasonable opportunity to comment on it; and

(b)	the Releasing Party having acted reasonably in making any amendments to the release as requested in writing by the Non Releasing Party to the Releasing Party,

provided nothing in this clause 3.6 will prevent a party (or its Related Bodies Corporate) making any disclosure to the extent (and at the time) required by law (and including without limitation as required by the rules of any applicable securities exchange or by any applicable authority), but if a party (or its Related Body Corporate) is so required to make any announcement or to disclose any confidential information, the relevant party must follow the procedure in (a) and (b) above, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be).

3.7	GST

(a)	Any reference in this clause 3.7 to a term defined or used in the A New Tax System (Goods and Services Tax) 1999 (Cth) is, unless the context indicates otherwise, a reference to that term as defined or used in that Act.

(b)	To the extent that GST is payable in respect of any supply made by a party (Supplier) to the other party (Recipient) under or in connection with this agreement:

(1)	the consideration to be provided under this agreement for that supply (unless it is expressly stated to include GST) is increased by an amount equal to the consideration in respect of the taxable supply (exclusive of GST) multiplied by the rate of goods and services tax.

(2)	the Recipient must pay the additional amount payable under clause 3.7(b)(1) to the Supplier at the same time as the consideration is otherwise required to be provided.

(3)	the Supplier must issue a tax invoice or other documentation required under the applicable law to the Recipient at or before the time of payment of the consideration for the supply as increased on account of GST or at such other time as the parties agree.

(4)	whenever an adjustment event occurs the supplier must determine the net GST in relation to the supply (taking into account any adjustment) and if the net GST differs from the amount previously paid under clause 3.7(b)(3), the amount of the difference must be paid by, refunded to or credited to the recipient, as applicable.

Release Agreement

3 General

(c)	If one of the parties to this agreement is entitled to be reimbursed or indemnified for a loss, cost, expense or outgoing incurred in connection with this agreement, then the amount of the reimbursement or indemnity payment must first be reduced by an amount equal to any GST input tax credit to which the party being reimbursed or indemnified (or its representative member) is entitled in relation to that loss, cost, expense or outgoing and then, if the amount of the payment is consideration or part consideration for a supply to which GST is payable, it must be increased on account of GST.

3.8	Entire agreement

This agreement embodies the entire agreement between the parties in respect of the subject matter of the agreement and there is no other understanding, agreement, representation or warranty, whether expressed or implied, in any way extending, modifying or qualifying any of the provisions of this agreement.

3.9	Severability

(a)	Any clause in this agreement which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)	Any clause in this agreement which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

3.10	Counterparts

This agreement may be executed in a number of counterparts, in which case this agreement comprises all the counterparts, taken together.

3.11	Benefits held on trust

Each party holds the benefit of each indemnity, promise and obligation in this agreement expressed to be for the benefit of its affiliates, officers, agents, directors or related bodies corporate on trust for those affiliates, officers, agents, directors or related bodies corporate.

Release Agreement

4 Interpretation

3.12	Notices

(a)	Any notice or other communication (including any request, demand, consent or approval) to or by a party to this agreement must be in legible writing and in English addressed as shown below (or as specified to the sender by any party by notice):

Party	Address	Attention	Facsimile	Email
Santos	Ground Floor,	Christian Paech	+61 8 8116 5287	Christian.Paech@santos.com
	Santos Centre, 60 Flinders Street, Adelaide, South Australia 5000 Australia	General Counsel Copy to: David Slocombe Commercial Manager, Western Australia and Northern Territory	Copy to: +61 8 9333 9571	Copy to: David.Siocombe@santos.com

Magellan	7 Custom House Street, 3rd Floor, Portland, ME 04101, USA	William H. Hastings, Director Copy to: Antoine Lafargue: Chief Financial Officer and Treasurer	+1 207-553- 2250 +1 207- 553-2250	whhastings@magellanpetroleum.com alafargue@magellanpetroleum.com

(b)	If the sender is a company, the notice or communication must be signed by an officer or under the common seal of the sender.

(c)	A notice or communication given in accordance with clause 3.12(a) can be relied on by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(d)	Any notice or other communication to or by a party to this agreement is regarded as being given by the sender and received by the addressee:

(1)	if by delivery in person, when delivered to the addressee;

(2)	if by post, 5 Business Days from and including the date of postage;

(3)	if by facsimile transmission, when a facsimile confirmation receipt is received indicating successful delivery; or

(4)	if sent by email, when a delivery confirmation report is received by the sender which records the time that the email was delivered to the addressee’s email address (unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee), but if the delivery or receipt is on a day that is not a Business Day or is after 5.00pm (addressee’s time) it is regarded as received at 9.00am on the following Business Day

(e)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 3.12(c) and informs the sender that it is not legible.

In this clause 3.12, reference to an addressee includes a reference to an addressee’s officers, agents or employees.

Release Agreement

4 Interpretation

4	Interpretation

In this agreement :

(a)	Unless otherwise defined, capitalised terms used in this agreement have the same meaning as is given to them in the ASD.

(b)	Headings and bold type are for convenience only and do not affect the interpretation of this agreement.

(c)	The singular includes the plural and the plural includes the singular.

(d)	Words of any gender include all genders.

(e)	Other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning.

(f)	An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any government agency as well as an individual.

(g)	A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this agreement.

(h)	A reference to a document includes all amendments or supplements to, or replacements or novations of, that document.

(i)	A reference to a party to a document includes that party’s successors and permitted assignees.

(j)	A reference to an agreement other than this agreement includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing.

(k)	No provision of this agreement will be construed adversely to a party because that party was responsible for the preparation of this agreement or that provision.

4.2	Interpretation of inclusive expressions

Specifying anything in this agreement after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

Release Agreement

Signing page

Executed as an agreement

Signed by

Santos Offshore Pty Ltd

by its authorised representative

sign here	/s/ Christian Peach
Authorised representative

print name	Christian Peach

sign here	/s/ David Lim
Witness

print name	David Lim

Signed by

Magellan Petroleum Australia Limited

by

sign here	/s/ Bruce McInnis
Corporate Secretary

print name	Bruce McInnis

sign here	/s/ Rovert J. Mollah
Director

print name	Robert J, Mollah

Release Agreement

Schedule 1

Press Release

Magellan Petroleum Corporation Announces Resolution of Outstanding Issues Related to Termination of Evans Shoal Transaction

Magellan and Santos have now finalised discussions regarding an appropriate resolution of all remaining issues relating to the non-closure of the Evans Shoal transaction. The Company and Santos have agreed that $10 million of the sums deposited in connection with the Evans Shoal transaction will be returned to the Company and that the Asset Sale Deed should be terminated.

The process of unwinding the Evans Shoal Transaction has allowed the Company and Santos to look at their joint operations in the Northern Territory, Australia. This has lead to productive discussions towards rationalizing and more efficiently exploiting their respective interests in the Amadeus Basin, and creating new commercial opportunities. The Company is working with Santos to satisfactorily conclude these discussions in the near term.

Agreement relating to Evans Shoal, Mereenie, Palm Valley and Dingo page 9